Exhibit 21. Subsidiaries of the registrant

WHOLLY OWNED SUBSIDIARIES

Keithley Instruments International Corporation

28775 Aurora Road, Cleveland, Ohio 44139, U.S.A.

FRANCE: Keithley Instruments SARL

Immeuble Aristote

Parc des Algorithmes

Saint-Aubin

91194 GIF SUR YVETTE CEDEX

GERMANY: Keithley Instruments GmbH

Landsberger Strasse 65

82110 Germering (Munich)

GREAT BRITAIN: Keithley Instruments Ltd.

Unit 2 Commerce Park, Brunel Road

Theale, Berkshire RG7 4AB

ITALY: Keithley Instruments SRL

Viale San Gimignano 38

20146 Milano

JAPAN: Keithley Instruments KK

New Pier Takeshiba North Tower 13F

11-1, Kaigan 1-chome

Minato-ku, Tokyo 105-0022

NETHERLANDS: Keithley Instruments BV

Postbus 559

4200 AN Gorinchem (Amsterdam)